Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-869-9200

BNC Bancorp Announces Increase in Earnings for First Quarter 2012

High Point, NC,– BNC Bancorp (NASDAQ: BNCN) (“Company”), parent company for Bank of North Carolina (“Bank”), today reported financial results for the first quarter ended March 31, 2012.

For the quarter ended March 31, 2012, net income available to common shareholders, excluding one-time deal related expenses, was $1.9 million, or $0.18 per diluted share, an increase of 108% compared to the $917,000, or $0.09 per diluted share, reported for the first quarter in 2011. In the first quarter of 2012, the Company incurred $1.2 million of one-time expenses associated with merger and acquisition activities, which reduced after-tax diluted earnings per share by $0.07.

For the quarter ended March 31, 2012, net income totaled $1.7 million compared to $1.5 million for the quarter ended March 31, 2011. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $1.1 million, or $0.11 per diluted share, for the current quarter, compared to $917,000, or $0.09 per diluted share, for the quarter ended March 31, 2011.

Total assets at March 31, 2012 were $2.41 billion, an increase of $251.6 million, or 11.7%, compared to $2.16 billion at March 31, 2011. The increase was due to strong organic growth in our North Carolina franchise, along with the acquisition and integration of Blue Ridge Saving Bank (“Blue Ridge”) and Regent Bank of South Carolina (“Regent”) during this period.

W. Swope Montgomery, Jr., President and CEO, noted, “We are proud of the earnings and growth momentum that we have created in our Company. Over the past two years we have either closed or announced four acquisitions, and coupled with our strong organic growth, have strategically expanded our footprint into five new growth markets in the Carolinas: Charlotte, Raleigh-Durham, and Asheville in North Carolina and Greenville and the Grand Strand of South Carolina. We have proven that we can complete FDIC failed bank transactions, negotiate and integrate whole bank acquisitions, and attract seasoned teams to drive organic growth. As we have expanded we have built regional credit and management teams, invested in corporate credit oversight, and more recently in the enterprise risk management areas.

While the investment in regional markets and corporate support creates a burden on earnings in the short-term, we are focused on leveraging this investment with further in-market expansion to gain greater market penetration and achieve higher returns on incremental growth. This focus is further evidenced by us recently opening another office in Charlotte, and hiring a seasoned team to open an office for us in Cary, North Carolina, located within the Raleigh-Durham market. With our strategic vision of well-balanced growth in attractive banking markets we believe we are creating an attractive footprint and valuable franchise that will drive shareholder value, especially given the long-term growth and demographic trends in the Carolinas.”

Highlights for Quarter ended March 31, 2012:

•	Net income available to common shareholders increased to $0.18* per share, compared to $0.09 in Q1 of 2011, and $0.15* in Q4 of 2011 (*excludes one-time merger related costs of $0.07 per share in both quarters).

•	Net interest income (FTE) increased to $20.0 million, an increase of $1.9 million, or 10.2% compared to year ago levels.

•	Net interest margin, GAAP basis, declined 7 basis points to 3.80% compared to 3.87% for Q1 2011.

•	Core net interest margin, excluding certain fair value accretion above normal levels, remained stable at 3.75%, compared to 3.76% in Q4 2011 and 3.79% in Q3 2011.

•	Total loans increased $9.8 million during the current quarter - an annualized rate of growth of 2.3%.

o	Non-covered portfolio loans increased $28.5 million - an annualized rate of growth of 8.3%.

•	Successfully converted core systems at both Blue Ridge and Regent during the current quarter.

•	Opened second office in Charlotte, located on Carmel Road near the intersection of Pineville-Mathews Road.

•	Hired new leadership for our Asheville operations and also purchased a more visible and customer-friendly branch office where we will relocate Asheville banking operations.

•	Hired a seasoned and high-performing team to open an office in Cary, North Carolina, further expanding our presence in the growing Raleigh-Durham market.

•	Mortgage division closed over $60 million in new loan originations during the quarter, resulting in income and fees of over $1.2 million.

•	Noncovered NPAs and TDRs declined from $81.9 million to $72.4 million.

•	Loan pipeline remains strong in each of our newer markets.

Montgomery continued, “While the highlights outlined above are just a sampling of the many positive steps being achieved by our Company on a quarterly basis, it is also important to constantly evaluate the progress we have made over the past several years. While our stock price does not, in my opinion, reflect the value we are creating in our Company, it is important to note the tremendous progress being made for our shareholders during arguably the worst economic period in recent history. I would welcome any of our shareholders to compare the highlights below with any of our peers in North Carolina.”

Highlights: 2007 to Current

•	Total assets have increased from $1.1 billion to $2.4 billion.

•	Total branch offices have increased from 16 to 31.

•	Expanded into the three highest growth markets in the Carolinas: Charlotte, Raleigh-Durham, and Greenville, South Carolina.

•	Annualized net interest income (FTE) has increased from $34.1 million to $80.0 million.

•	Core earnings power[1] has increased from $15.3 million to over $38.4 million.

•	Tangible book value has increased from $8.02 to $9.75.

•	Currently the 5th largest bank headquartered in North Carolina.

•	Only Bank in the southeast to announce at least 2 FDIC transactions and 2 whole bank transactions since 2009.

•	Assembled mortgage origination division on pace for $250 million in annual originations.

•	Reported positive earnings every year during this challenging period.

1Core earnings power: Pre-tax income (FTE) + OREO Valuation Adjustments + Provision for loan losses + collection and management costs of nonperforming assets (NPAs) + lost income on NPAs - gains on securities and FDIC acquisitions.

“While elevated credit costs due to a soft economy in the Carolinas continue to weigh down earnings per share, our identification and workout efforts continue to move forward with the highest priority. With the local and national economies yet to produce signs of a robust recovery, we remain cautious about how quickly our credit costs can improve on a nominal basis. Total costs of provision and OREO valuation adjustments declined to $26.7 million in 2011 from $31.7 million in 2010. Current year costs are on pace to decline below 2011 levels, but still above normalized levels indicative of a healthy local economy. The trends are encouraging, and as we grow the balance sheet with acquired loan portfolios discounted at closing for credit and yield marks under fair value accounting, the pre-2009 legacy portfolio becomes a smaller percentage of the balance sheet and these nominal credit costs become a smaller percentage of total revenue and expense.”

“In summary, the past four years have been very difficult for our industry, and without question the most challenging in my forty year banking career. Many of our peers in the Carolinas have either ceased to exist, or retrenched to levels well below their pre-2008 stature. We have been fortunate to have the resources, the people, the ingenuity, and the grit to tackle both the challenges and the opportunities head-on over this period. The results of the first quarter are just another in a long series where we made significant progress in executing our strategic plan to be the community bank of choice in the Carolinas.”

Additional Operating Highlights from First Quarter

Since March 2011, total loans increased $195.9 million, or 12.8%, while non-covered loans increased by $190.2 million, or 15.5%. At March 31, 2012, the Company’s loan portfolio included $307.1 million in loans covered under loss-share agreements and $1.42 billion of non-covered loans. During the fourth quarter of 2011, the Company’s acquisitions of Blue Ridge and Regent Bank increased loans covered under loss-share agreements by $65.6 million and loans not covered by loss-share agreements by $31.7 million, respectively. Loans acquired from Beach First, Blue Ridge and Regent are accounted for under fair value and shown net of any related credit and yield adjustments, from acquisition date.

	Gross Loan Growth
	(dollars in thousands; unaudited)

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Total loans	$1,724,626	$1,709,483	$1,572,566	$1,528,547	$1,528,727
Loans covered by loss-share, at fair value	307,097	320,033	262,673	283,685	301,436
Loans not covered by loss-share	$1,417,529	$1,389,450	$1,309,893	$1,244,862	$1,227,291

Loan growth (quarter/quarter):
Total loans	0.9%	8.7%	2.9%	0.0%	1.4%
Loans not covered by loss-share	2.0%	6.1%	5.2%	1.4%	2.4%
Annual growth of non-covered loans	15.5%

OREO at March 31, 2012 totaled $68.8 million, an increase of $31.3 million from March 31, 2011. This increase is associated with the fourth quarter 2011 acquisition of Blue Ridge, having acquired $30.1 million of OREO covered under loss-share agreements. At March 31, 2012, the Company’s non-covered OREO portfolio totaled $25.2 million.

At March 31, 2012, the carrying value of loans and OREO covered by loss-share agreements was $307.1 million and $43.6 million, respectively, with a corresponding indemnification receivable from the FDIC of $73.5 million.

Total deposits at March 31, 2012 were $2.12 billion, an increase of $245.6 million from March 31, 2011, primarily from the $204.0 million of deposits assumed from our fourth quarter 2011 acquisitions. While overall deposit growth continues to be an emphasis, more important is the increase in transactional account deposits. Over the one-year period, transactional accounts, which are comprised of non-interest bearing and interest-bearing demand accounts, increased $154.0 million, or 15.9%. At March 31, 2012, time deposits were 47.1% of total deposits, compared to 48.4% and 50.2% at March 31, 2011 and December 31, 2011, respectively.

	Total Deposit Growth
	(dollars in thousands; unaudited)

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Non-interest bearing demand	$162,857	$145,688	$130,978	$128,694	$116,286
Interest-bearing demand	956,784	909,402	833,190	835,967	849,392
Time deposits	996,831	1,063,097	871,436	885,922	905,173
Total	$2,116,472	$2,118,187	$1,835,604	$1,850,583	$1,870,851

Deposit growth (quarter/quarter)	-0.1%	15.4%	-0.8%	-1.1%	2.3%

Operating Results

Net interest income for the first quarter of 2012 was $18.6 million, an increase of $1.9 million from the comparable period last year, and a decrease of $1.5 million from the prior quarter. Fourth quarter 2011 net interest income was impacted by a significant increase in the accretion of yield and fair value discounts on the acquired loan portfolios. Taxable-equivalent net interest margin decreased by 7 basis points from the first quarter of 2011 to 3.80%. Compared to the fourth quarter of 2011, taxable-equivalent net interest margin decreased 38 basis points from 4.18%.

During the first quarter of 2012, the Company’s average yield on interest-earning assets decreased 23 basis points while the cost of average interest-bearing liabilities decreased 17 basis points when compared to the first quarter of 2011. When compared to the fourth quarter of 2011, the Company’s yield on average earning assets decreased by 37 basis points, while the cost of average interest-bearing liabilities increased 2 basis points.

During the first quarter of 2012, accretion totaled $1.5 million, compared to $1.4 million in the first quarter of 2011, and $3.1 million in the fourth quarter of 2011. The additional accretion during the fourth quarter of 2011 was due to accretion on the performing Blue Ridge loan portfolio, utilizing a level-yield basis over the economic life of the loans, and the adjustment of cash flows on the Beach First loan portfolio.

	Quarterly Average Yields / Costs (Tax-Equivalent Basis)
	(unaudited)

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Earning asset yield	5.43%	5.80%	5.48%	5.55%	5.66%
Cost of interest-bearing liabilities	1.64%	1.62%	1.73%	1.73%	1.81%
Cost of funds	1.53%	1.52%	1.62%	1.62%	1.71%
Net interest spread	3.79%	4.18%	3.76%	3.82%	3.85%
Net interest margin	3.80%	4.18%	3.79%	3.84%	3.87%

 Non-interest income was $5.8 million for the first quarter of 2012 and $12.2 million for the fourth quarter of 2011, compared to $2.4 million for the prior year first quarter. Included in non-interest income for the first quarter of 2012 was $1.6 million of net gains on sales of investment securities, and $1.2 million of income associated with FDIC receivable and related loss-share receipts. Excluding the sales of investment securities and the FDIC related income, non-interest income was $3.0 million for the current quarter, an increase of 45.2% from the $2.1 million reported for the first quarter of 2011 and consistent with the $3.0 million reported in the fourth quarter of 2011. When compared to the first quarter of 2011, increases were primarily due to increases in mortgage fee income of $754,000. During the second quarter of 2011, the Company’s original mortgage origination platform was terminated and replaced with a more robust platform that increased mortgage origination volume and fee income. In addition, the Company’s SBA division became operational during the third quarter of 2011, with $228,000 of SBA fee income recorded during the first quarter of 2012.

In late 2008, the Company entered into a leverage transaction that resulted in investment securities being purchased, with yields in excess of 5%, and Fed Funds based funding being locked in at an effective cost of 2.95% over the five-year period. Much of this income was used to fund organic expansion in the Charlotte and Raleigh markets. As the Company enters the final two years of the transaction term, as planned, the Company is liquidating the purchased investment securities to fund core loan growth in these markets. During the quarter, the caplet costs associated with the hedged funding transaction was $1.9 million, which is included in interest expense on demand deposits, while the gains on sales of securities associated with the related liquidation of the hedged investment securities totaled $1.6 million. As the Company continues to liquidate its hedged securities position, it is anticipated that these gains will partially offset the related cap cost over the coming quarters.

Non-interest expense for the first quarter of 2012 increased $3.1 million compared to the same quarter a year ago, and was $5.7 million lower than the fourth quarter of 2011. Loan, foreclosure and collection expenses decreased by $600,000 during the first quarter of 2012 when compared to the same quarter in 2011, primarily from lower valuation adjustments on OREO properties, and were $6.6 million lower than the fourth quarter of 2011. During the first quarter of 2012, there was $1.2 million of additional non-interest expense associated with acquisition and project related costs, including the Blue Ridge and Regent acquisition.

The Company’s personnel costs have increased $2.7 million, or 36.8%, during the first quarter of 2012 when compared to the same quarter a year ago, and were $1.1 million higher than the previous quarter. These increases were mainly due to the additional full time equivalent employees from the fourth quarter 2011 acquisitions, as well as increases in personnel costs are attributable to continued investments in the mortgage originations and SBA lending platforms, and overall franchise growth. All of these personnel additions are expected to contribute to our long-term focus on driving both top line and fee income growth.

During the first quarter of 2012, occupancy and equipment expenses increased $622,000 when compared to the same quarter a year ago, and were $250,000 higher than the previous quarter. Data processing expenses increased $134,000 from the same prior year quarter, and were $84,000 higher than the previous quarter. These increases are associated with the Company’s acquisition activity, including the successful systems conversion of both Blue Ridge and Regent during the first quarter of 2012.

Professional and other services, and other expenses increased by $349,000 and $167,000, respectively, when compared to the same quarter a year ago, primarily from costs associated with our acquisitions and franchise growth. When compared to the fourth quarter of 2011, professional and other services, and other expenses decreased by $283,000 and $245,000, respectively, as the acquisitions during the fourth quarter of 2011 elevated these expenditures. Specific acquisition related costs for these expense categories totaled $907,000 and $723,000 for the first quarter of 2012 and fourth quarter of 2011, respectively. In addition, the Company sold a vacant bank branch during the first quarter of 2012, recording an $183,000 loss from the sale. All other non-interest expense categories have seen nominal increases when compared to the same quarter a year ago.

	Non-Interest Income / Non-Interest Expense
	(dollars in thousands; unaudited)

	Three Months Ended
	3/31/2012	12/31/2011	3/31/2011
Non-interest income
Mortgage fees	$1,116	$1,044	$362
Service charges	738	751	827
Investment brokerage fees	240	204	157
Earnings on bank-owned life ins	410	429	425
Gain on sale of securities	1,619	34	57
Gain on acquisition	-	7,800	-
Other	1,686	1,906	597
Total non-interest income	$5,809	$12,168	$2,425

Non-interest expense
Salaries and employee benefits	$9,901	$8,796	$7,239
Occupancy and equipment	2,194	1,944	1,572
Data processing and supply	697	613	563
Advertising/business development	388	481	419
Professional and other services	1,345	1,628	996
FDIC insurance assessments	600	488	810
Loan, foreclosure and collection	1,476	8,105	2,076
Other	1,224	1,469	1,057
Total non-interest expense	$17,825	$23,524	$14,732

Asset Quality

Net charge-offs for the first quarter of 2012 were $5.7 million, which included $2.5 million of loans covered under loss-share agreements where the Company’s cost was $538,000. Combined with the $3.2 million of non-covered charge-offs, the Company incurred $3.8 million in charge-off losses, or 0.89% of average loans annualized compared to $7.0 million, or 1.73% reported for the fourth quarter of 2011. Nonperforming assets not covered by loss-share were 2.08% of total assets and 6.53% including covered assets at March 31, 2012, compared to 1.93% and 6.57%, respectively, at December 31, 2011. The covered assets are covered by FDIC loss-share agreements that provide 80% protection on those assets and are being carried at estimated fair value.

	Asset Quality Information
	(dollars in thousands; unaudited)

	3/31/2012	12/31/2011	9/30/2011	6/30/2011	3/31/2011
Nonaccrual loans not covered by loss-share	$17,554	$19,442	$29,844	$31,822	$34,047
Nonaccrual loans covered by loss-share	70,305	67,854	61,711	62,259	69,377
OREO not covered by loss-share	25,212	20,927	22,736	24,289	21,663
OREO covered by loss-share	43,603	47,577	22,747	23,348	15,811
90 days past due not covered by loss-share	-	-	-	-	124
90 days past due covered by loss-share	539	5,425	23	-	-
Total nonperforming assets	$157,213	$161,225	$137,061	$141,718	$141,022
Nonperforming assets not covered by loss-share	$42,766	$40,369	$52,580	$56,111	$55,834

Total assets	$2,408,890	$2,454,930	$2,197,758	$2,146,745	$2,157,280
Total assets less covered assets	2,058,190	2,087,321	1,912,338	1,839,712	1,840,033

Total loans	1,724,626	1,709,483	1,572,566	1,528,547	1,528,727
Total accruing loans	1,636,767	1,622,187	1,481,011	1,434,466	1,425,303
Total loans less fair value loans	1,387,455	1,357,717	1,309,893	1,244,862	1,227,291
Total loans less covered loans	1,417,529	1,389,451	1,309,893	1,244,862	1,227,291

Total allowance for loan losses	36,722	31,008	24,177	23,373	24,325
Allowance for loans not covered by loss-share	24,272	23,899	24,177	23,373	24,325
Allowance for loans covered by loss-share	12,450	7,109	-	-	-

Ratio of nonperforming assets to total assets	6.53%	6.57%	6.24%	6.60%	6.54%
Not covered by loss-share	2.08%	1.93%	2.75%	3.05%	3.03%

Ratio of nonperforming loans to total loans	5.13%	5.42%	5.82%	6.15%	6.77%
Not covered by loss-share	1.24%	1.40%	2.28%	2.56%	2.78%

Ratio of allowance for loan losses to total loans	2.13%	1.81%	1.54%	1.53%	1.59%
Total loans less fair value loans to allowance not
covered by loss-share	1.75%	1.76%	1.85%	1.88%	1.98%

Net charge-offs, QTD	$5,723	$10,036	$2,719	$3,985	$3,988
Net charge-offs, non-covered portion, QTD (1)	3,779	7,015	2,719	3,985	3,988
Ratio of net charge-offs, non-covered portion,
QTD to average total loans, annualized (1)	0.89%	1.70%	0.70%	1.04%	1.07%

Loans restructured/modified not included in above,
(not 90 days past due or on nonaccrual)	$29,617	$41,516	$32,294	$30,036	$25,857

During the first quarter of 2012, the Company recorded a provision for loan losses of $5.2 million, a decrease from the $8.2 million recorded during the fourth quarter of 2011. Of the $5.2 million in provision expense, $3.6 million related to legacy non-covered loans and $1.6 million in related loss-share loans. The Company recorded a $7.8 million allowance for loan loss provision for loss-share loans, of which $6.3 million was recorded through a FDIC indemnification asset and the remaining $1.6 million, representing 20% of the total provision, was recorded through the Company’s provision expense. The allowance for loan losses was $36.7 million at March 31, 2012, and $31.0 million at December 31, 2011. Loan loss reserves to total period-end loans were 2.13% and 1.81% at March 31, 2012 and December 31, 2011, respectively, compared to 1.59% reported at March 31, 2011. Excluding the loans acquired that are marked to fair value, loan loss reserves to period-end loans not covered by loss-share decreased from 1.76% and 1.98% reported at December 31, 2011 and March 31, 2011, respectively, to 1.75% at March 31, 2012.

Nonaccrual loans not covered by loss-share agreements totaled $17.6 million at March 31, 2012, a decrease of $1.9 million compared to $19.4 million at December 31, 2011. Loans migrating into nonaccrual status during the quarter totaled $9.0 million, of which $4.0 million were from performing Troubled Debt Restructurings (“TDRs”). Nonaccrual loans covered by loss-share agreements totaled $70.3 million, an increase of $2.4 million compared to $67.9 million at December 31, 2011. The increase primarily resulted from the additional nonaccrual from the Blue Ridge acquisition.

TDRs decreased $11.9 million during the first quarter of 2012 to $29.6 million, of which $3.0 million is covered under loss-share. The decrease in TDRs are associated with performing loans that were removed from TDRs and transferred to nonaccrual loans, and from TDRs that were removed from reporting disclosure due to satisfactory performance and reporting requirements.

OREO not covered by loss-share agreements totaled $25.2 million at March 31, 2012, an increase of $4.3 million from the $20.9 million reported at December 31, 2011. The change primarily consisted of $5.9 million in additions at fair value, $155,000 in valuation adjustments, and $1.9 million in sales.

Capital Position

The Company continues to maintain strong capital ratios. Shareholders’ equity was $165.4 million at March 31, 2012, an increase of $1.5 million from December 31, 2011 and an increase from $154.2 million at March 31, 2011. Tangible common book value per share was $9.75 at March 31, 2012, an increase from $9.60 at December 31, 2011 and an increase from $8.70 at March 31, 2011. Core tangible book value, which excludes the very volatile mark-to-market component, was $9.58 at March 31, 2012, an increase from the $9.49 at December 31, 2011. All of the Bank’s and Company’s capital ratios exceeded the minimum thresholds established for a well-capitalized bank by regulatory measures.

On April 17, 2012, the Board of Directors of BNC Bancorp declared a $0.05 per share quarterly cash dividend on its common stock and Series B Preferred stock, payable May 25, 2012 to shareholders of record on May 11, 2012.

About BNC Bancorp and Bank of North Carolina

Headquartered in High Point, NC, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with $2.4 billion in assets. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 31 banking offices in North and South Carolina. The Bank’s seven locations in South Carolina operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the NASDAQ Capital Market under the symbol "BNCN."

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States.  BNC Bancorp's management uses these "non-GAAP" measures such as "core" or "recurring" earnings in their analysis of the Company's performance.  Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

“SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance.  This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations.   This press release contains forward-looking statements relating to the financial condition, results of operations and business of BNC Bancorp and the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC Bancorp, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit or other services; (ii) expected cost savings and other benefits anticipated in connection with our acquisitions of Beach First, Regent, and Blue Ridge may not be fully realized or realized within the expected time frame; (iii) the performance of our mortgage and SBA division; and (iv) anticipated acquisition opportunities may be available on terms acceptable to BNC Bancorp or at all. Additional factors affecting BNC Bancorp and the Bank are discussed in BNC Bancorp’s filings with the Securities and Exchange Commission (the “SEC”), Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Please refer to the Securities and Exchange Commission’s website at www.sec.gov where you can review those documents. BNC Bancorp does not undertake a duty to update any forward-looking statements made in this press release.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)
	For the Three Months Ended
	March 31, 2012	March 31, 2011	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$27,179	$25,042	8.5%
Interest expense	8,567	8,364	2.4
Net interest income	18,612	16,678	11.6
Provision for loan losses	5,179	3,500	48.0
Net interest income after provision for loan losses	13,433	13,178	1.9
Non-interest income	5,809	2,425	139.6
Non-interest expense	17,825	14,732	21.0
Income before income tax benefit	1,417	871	62.7
Income tax benefit	(308)	(647)	(52.4)
Net income	1,725	1,518	13.6
Preferred stock dividends and discount accretion	601	601	0.0
Net income available to common shareholders	$1,124	$917	22.6

PER SHARE DATA
Earnings per share, basic	$0.11	$0.09	22.2%
Earnings per share, diluted	0.11	0.09	22.2
Tangible common book value per share	9.75	8.70	12.1

Weighted average participating common shares:
Basic	10,910,515	10,860,434
Diluted	10,920,400	10,878,950
Period-end number of shares:
Common	9,113,501	9,059,809
Convertible preferred	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.29%	0.29%
Return on average common equity	4.09%	3.53%
Return on average tangible common equity	5.53%	4.84%
Net yield on earning assets (taxable equivalent)	3.80%	3.87%
Average equity to average assets	6.55%	7.08%
Allowance for loan losses as a % of total loans	2.13%	1.59%
Nonperforming assets to total assets, end of period	6.53%	6.54%
Nonperforming assets not covered by loss share	2.08%	3.03%
Ratio of net charge-offs, with covered portion, to
average total loans, annualized	0.89%	1.07%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except share and per share data)
(Unaudited)			For the
	Three Months Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$27,179	$28,449	$25,065	$24,787	$25,042	$25,329
Interest expense	8,567	8,338	8,197	8,021	8,364	9,051
Net interest income	18,612	20,111	16,868	16,766	16,678	16,278
Provision for loan losses	5,179	8,158	3,524	3,032	3,500	12,000
Net interest income after provision for loan losses	13,433	11,953	13,344	13,734	13,178	4,278
Non-interest income	5,809	12,168	3,839	2,371	2,425	1,847
Non-interest expense	17,825	23,525	14,715	14,893	14,732	17,202
Income (loss) before income tax expense (benefit)	1,417	596	2,468	1,212	871	(11,077)
Income tax expense (benefit)	(308)	(801)	46	(381)	(647)	(5,021)
Net income (loss)	1,725	1,397	2,422	1,593	1,518	(6,056)
Preferred stock dividends and discount accretion	601	601	601	601	601	600
Net income (loss) available to common shareholders	$1,124	$796	$1,821	$992	$917	$(6,656)

Net interest income, as reported	$18,612	$20,111	$16,868	$16,766	$16,678	$16,278
Tax-equivalent adjustment	1,365	1,406	1,392	1,322	1,475	1,494
Net interest income, tax-equivalent	$19,977	$21,517	$18,260	$18,088	$18,153	$17,772

PER SHARE DATA
Earnings per share, basic	$0.11	$0.08	$0.18	$0.10	$0.09	$(0.61)
Earnings per share, diluted	0.11	0.08	0.18	0.10	0.09	(0.61)

Weighted average participating common shares:
Basic	10,910,515	10,894,799	10,884,801	10,869,868	10,860,434	10,848,790
Diluted	10,920,400	10,913,746	10,899,653	10,886,162	10,878,950	10,926,772
Period-end number of shares:
Common	9,113,501	9,100,890	9,085,980	9,075,395	9,059,809	9,053,360
Convertible preferred	1,804,566	1,804,566	1,804,566	1,804,566	1,804,566	1,804,566

PERFORMANCE RATIOS
Return on average assets	0.29%	0.24%	0.44%	0.30%	0.29%	-1.11%
Return on average common equity	4.09%	2.78%	6.47%	3.67%	3.53%	-22.77%
Return on average tangible common equity	5.53%	3.72%	8.65%	4.96%	4.84%	-30.18%
Net yield on earning assets (taxable equivalent)	3.80%	4.18%	3.79%	3.84%	3.87%	3.69%
Average equity to average assets	6.55%	6.83%	7.29%	7.25%	7.08%	7.56%
Nonperforming assets to total assets, end of period	6.53%	6.57%	6.24%	6.60%	6.54%	6.29%
Nonperforming assets not covered by loss share	2.08%	1.93%	2.75%	3.05%	3.03%	2.75%
Ratio of net charge-offs, with covered portion, to
average total loans, annualized	0.89%	1.79%	0.70%	1.04%	1.07%	1.62%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of
	March 31, 2012	March 31, 2011	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$1,417,529	$1,227,291	15.5%
Loans covered by loss share	307,097	301,436	1.9
Allowance for loan losses	(36,722)	(24,325)	51.0
Net loans	1,687,904	1,504,402	12.2
Loans held for sale	19,967	1,679	1,089.2
Investment securities	342,739	333,265	2.8
Intangible assets	28,980	28,343	2.3
Total assets	2,408,890	2,157,280	11.7

Deposits:
Non-interest bearing deposits	162,857	116,286	40.1
Interest-bearing demand and savings	956,784	849,392	12.6
Time deposits	996,831	905,173	10.1
Total deposits	2,116,472	1,870,851	13.1
Borrowed funds	117,844	120,939	(2.6)
Total interest-bearing liabilities	2,071,459	1,875,504	10.5
Shareholders' equity:
Preferred equity	47,518	47,038	1.0
Common equity	116,284	112,685	3.2
Accumulated other comprehensive income (loss)	1,561	(5,512)	(128.3)
Total shareholders' equity	165,363	154,211	7.2

	As of
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
SELECTED BALANCE SHEET DATA
End of period balances
Loans:
Loans not covered by loss share	$1,417,529	$1,389,450	$1,309,893	$1,244,862	$1,227,291	$1,198,838
Loans covered by loss share	307,097	320,033	262,673	283,685	301,436	309,342
Allowance for loan losses	(36,722)	(31,008)	(24,177)	(23,373)	(24,325)	(24,813)
Net loans	1,687,904	1,678,475	1,548,389	1,505,174	1,504,402	1,483,367
Loans held for sale	19,967	9,596	6,753	1,909	1,679	6,751
Investment securities	342,739	379,257	348,989	339,381	333,265	358,871
Intangible assets	28,980	29,115	28,154	28,249	28,343	28,445
Total assets	2,408,890	2,454,930	2,197,758	2,146,745	2,157,280	2,149,932

Deposits:
Non-interest bearing deposits	162,857	145,688	130,978	128,694	116,286	107,547
Interest-bearing demand and savings	956,784	909,402	833,190	835,967	849,392	841,062
Time deposits	996,831	1,063,097	871,436	885,922	905,173	879,461
Total deposits	2,116,472	2,118,187	1,835,604	1,850,583	1,870,851	1,828,070
Borrowed funds	117,844	163,924	190,172	129,833	120,939	157,920
Total interest-bearing liabilities	2,071,459	2,136,423	1,894,798	1,851,722	1,875,504	1,878,443
Shareholders' equity:
Preferred equity	47,518	47,398	47,278	47,158	47,038	46,918
Common equity	116,284	115,447	114,924	113,400	112,685	112,104
Accumulated other comprehensive income (loss)	1,561	1,010	373	(2,989)	(5,512)	(6,798)
Total shareholders' equity	165,363	163,855	162,575	157,569	154,211	152,224

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
SELECTED BALANCE SHEET DATA
Quarterly average balances
Loans:
Loans not covered by loss share	$1,406,611	$1,358,455	$1,274,530	$1,238,661	$1,210,550	$1,152,263
Loans covered by loss share	313,339	291,353	273,179	292,561	305,389	320,052
Total loans	1,719,950	1,649,808	1,547,709	1,531,222	1,515,939	1,472,315
Investment securities, at amortized cost	346,192	345,613	334,709	323,661	352,480	344,146
Total earning assets	2,112,991	2,040,766	1,913,795	1,888,007	1,901,574	1,899,557
Total assets	2,415,639	2,359,374	2,179,220	2,144,753	2,150,436	2,155,061

Deposits:
Non-interest bearing deposits	152,239	139,928	129,390	123,398	110,957	110,401
Interest-bearing demand and savings	936,871	887,136	832,536	839,169	845,630	820,640
Time deposits	1,034,249	1,015,273	889,363	884,100	887,338	903,967
Total deposits	2,123,359	2,042,337	1,851,289	1,846,667	1,843,925	1,835,008
Borrowed funds	125,624	135,118	159,213	137,020	144,783	131,684
Total interest-bearing liabilities	2,096,744	2,037,527	1,881,112	1,860,289	1,877,751	1,856,291
Shareholders' equity	158,114	161,039	158,926	155,584	152,250	162,865

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	As of March 31,
	2012	2011	% Change
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$194.5	$194.1	0.2
Residential Construction	25.6	28.0	(8.6)
Presold	14.5	12.3	17.9
Speculative	11.1	15.7	(29.3)
Loan size - over $400,000	2.7	4.5	(40.0)
Loan size - $200,000 to $400,000	3.3	1.7	94.1
Loan size - under $200,000	5.1	9.5	(46.3)

Commercial Construction	72.3	43.9	64.7
Loan size - $5 million and over	9.5	7.4	28.4
Loan size - $3 million to $5 million	7.7	10.9	(29.4)
Loan size - $1 million to $3 million	39.2	11.4	243.9
Loan size - under $1 million	15.9	14.2	12.0

Residential and Commercial A&D	14.1	23.4	(39.7)
Loan size - $5 million to $6 million	-	6.1	(100.0)
Loan size - $3 million to $5 million	-	-	-
Loan size - $1 million to $3 million	10.1	11.9	(15.1)
Loan size - under $1 million	4.0	5.4	(25.9)

Land	82.5	98.8	(16.5)
Residential Buildable Lots	26.8	40.3	(33.5)
Commercial Buildable Lots	13.1	14.7	(10.9)
Land Held for Development	25.3	26.8	(5.6)
Raw and Agricultural Land	17.3	17.0	1.8

Commercial Real Estate	$759.9	$588.2	29.2
Multi-Family	38.2	43.2	(11.6)
Churches	37.0	26.9	37.6
Retail	552.7	400.4	38.0
Owner Occupied	162.0	123.4	31.3
Investment	390.7	277.0	41.1
Loan size - $5 million to $9 million	74.7	54.3	37.6
Loan size - $3 million to $5 million	65.3	50.9	28.3
Loan size - $1 million to $3 million	146.9	91.8	60.0
Loan size - under $1 million	103.8	80.0	29.8

Industrial	132.0	117.7	12.2
Owner Occupied	65.9	58.7	12.3
Investment	66.1	59.0	12.0
Loan size - $5 million to $6 million	-	-	-
Loan size - $3 million to $5 million	4.2	7.7	(45.5)
Loan size - $1 million to $3 million	34.8	25.1	38.7
Loan size - under $1 million	27.1	26.2	3.4

LOAN MIX AND STRATIFICATION STATISTICS
BNC BANCORP
(Dollars in thousands)
(Unaudited)
	Trends
	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Loans Not Covered Under Loss Share Agreements:
Construction, A&D, and Land	$194.5	$203.2	$212.8	$196.6	$194.1
Residential Construction	25.6	25.0	25.2	24.9	28.0
Presold	14.5	13.4	13.6	12.2	12.3
Speculative	11.1	11.6	11.6	12.7	15.7
Loan size - over $400,000	2.7	2.9	1.5	3.8	4.5
Loan size - $200,000 to $400,000	3.3	3.4	1.0	3.7	1.7
Loan size - under $200,000	5.1	5.3	9.1	5.2	9.5

Commercial Construction	72.3	71.7	73.5	54.4	43.9
Loan size - $5 million and over	9.5	9.3	14.1	12.6	7.4
Loan size - $3 million to $5 million	7.7	8.5	8.7	7.8	10.9
Loan size - $1 million to $3 million	39.2	32.4	34.5	20.9	11.4
Loan size - under $1 million	15.9	21.5	16.2	13.1	14.2

Residential and Commercial A&D	14.1	14.0	21.6	22.0	23.4
Loan size - $5 million to $6 million	-	-	6.1	6.0	6.1
Loan size - $3 million to $5 million	-	-	-	-	-
Loan size - $1 million to $3 million	10.1	10.1	11.1	12.1	11.9
Loan size - under $1 million	4.0	3.9	4.4	3.9	5.4

Land	82.5	92.5	92.5	95.3	98.8
Residential Buildable Lots	26.8	32.8	33.1	36.0	40.3
Commercial Buildable Lots	13.1	15.3	13.5	13.5	14.7
Land Held for Development	25.3	25.4	26.1	26.6	26.8
Raw and Agricultural Land	17.3	19.0	19.8	19.2	17.0

Commercial Real Estate	$759.9	$723.5	$649.5	$605.8	$588.2
Multi-Family	38.2	38.1	34.4	34.4	43.2
Churches	37.0	36.5	36.2	28.2	26.9
Retail	552.7	515.9	457.7	425.1	400.4
Owner Occupied	162.0	153.4	137.5	136.6	123.4
Investment	390.7	362.5	319.9	288.5	277.0
Loan size - $5 million to $9 million	74.7	80.3	61.9	51.7	54.3
Loan size - $3 million to $5 million	65.3	56.9	61.2	54.3	50.9
Loan size - $1 million to $3 million	146.9	130.1	107.8	98.5	91.8
Loan size - under $1 million	103.8	95.2	89.0	84.0	80.0

Industrial	132.0	133.0	121.2	118.1	117.7
Owner Occupied	65.9	64.2	61.1	59.6	58.7
Investment	66.1	68.8	60.1	58.5	59.0
Loan size - $5 million to $6 million	-	-	-	-	-
Loan size - $3 million to $5 million	4.2	7.5	7.6	7.6	7.7
Loan size - $1 million to $3 million	34.8	35.2	27.2	26.0	25.1
Loan size - under $1 million	27.1	26.1	25.3	24.9	26.2